UNITED STATES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 24, 2017

PARATEK PHARMACEUTICALS, INC.

(Exact name of registrant as specified in charter)

Delaware	001-36066	33-0960223
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 Park Plaza, Boston, MA, 02116

(Address of Principal Executive Offices, including Zip Code)

(617) 807-6600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by a check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01  Entry into a Material Definitive Agreement.

On April 21, 2017, Paratek Bermuda Ltd., a wholly-owned subsidiary of Paratek Pharmaceuticals, Inc. (collectively, “Paratek”), and Zai Lab (Shanghai) Co., Ltd. (“Zai”) entered into a License and Collaboration Agreement (the “Collaboration Agreement”).

Under the terms of the Collaboration Agreement, Paratek granted Zai an exclusive license to develop, manufacture and commercialize omadacycline in the People’s Republic of China, Hong Kong, Macau and Taiwan (the “Territory”) for all human therapeutic and preventative uses, other than biodefense. Zai will be responsible for the development, manufacturing and commercialization of the licensed product in the Territory, at its sole cost with certain assistance from Paratek.

Zai will pay Paratek an upfront license fee of $7.5 million and potential development, regulatory and commercial milestone payments. Zai will also pay Paratek tiered royalties at a low double digit to mid-teen percent on net sales of the licensed product in the Territory.

The Collaboration Agreement will continue on a region-by-region basis until Zai’s payment of all its payment obligations, unless earlier terminated according to the terms of the Collaboration Agreement. Either party may terminate the Collaboration Agreement for an uncured material breach by the other party, or an insolvency event of the other party.

If Zai terminates the Collaboration Agreement due to Paratek’s material breach, or the Collaboration Agreement is terminated by either party after regulatory approval of the licensed product, Paratek will pay to Zai royalties on net sales of the Licensed Product in the Territory at a rate to be determined by the parties’ good faith negotiations. Except as set forth in the foregoing sentence, upon termination of the Collaboration Agreement, all rights to omadacycline will revert back to Paratek.

The foregoing description of the terms of the Collaboration Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Collaboration Agreement, a copy of which Paratek intends to file with the Securities and Exchange Commission as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended June 30, 2017.

Item 7.01  Regulation FD Disclosure.

On April 24, 2017, Paratek and Zai issued a joint press release announcing entrance into the Collaboration Agreement. A copy of the joint press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information contained in this Item 7.01 of this Current Report on Form 8-K, including the exhibit attached hereto, is being furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 8.01  Other Events.

As previously disclosed, in October 2015 and March 2017, Paratek established at-the-market equity offering programs pursuant to which Paratek may from time to time sell shares of its common stock at then current market prices of up to $50.0 million under each program through Cantor Fitzgerald & Co., as sales agent. Since January 1, 2017, Paratek has received $69.2 million, net of commissions paid, in proceeds pursuant to these programs from the sale of 3,829,644 shares of its common stock.

Based upon Paratek’s current operating plan, Paratek anticipates that its existing cash, cash equivalents and marketable securities, the remaining $10.0 million line of credit from Paratek’s Loan and Security Agreement, as amended, with Hercules Technology II, L.P., Hercules Technology III, L.P., certain other lenders and Hercules

Technology Growth Capital, Inc. (as agent) and anticipated upfront and milestone payments from Paratek’s Collaborative Research and License Agreement with Allergan, plc and the Collaboration Agreement with Zai will enable Paratek to fund its operating expenses and capital expenditure requirements into the second quarter of 2019.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Joint Press Release of Paratek Pharmaceuticals, Inc. and Zai Lab (Shanghai) Co., Ltd., dated April 24, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARATEK PHARMACEUTICALS, INC.

Date: April 24, 2017	By:	/s/ William M. Haskel
William M. Haskel
SVP, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Joint Press Release of Paratek Pharmaceuticals, Inc. and Zai Lab (Shanghai) Co., Ltd., dated April 24, 2017.